UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: December 14, 2010)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  Appointment of Certain Officers.

On December 14, 2010, the Company’s board of directors appointed three new executive officers.  Jim Ford, 56, will serve as the Company’s executive vice president - business development and operations.  Ernest B. Miller IV, 42, will serve as the Company’s executive vice president - corporate development and administration.  James C. Fluker III, 62, will serve as the Company’s vice president - exploration.

Jim Ford has over 30 years of experience in the energy sector.  Since September 2005, Mr. Ford has served as a director of Rodeo Development Ltd, a privately held company that developed the Logbaba Natural Gas & Condensate block in Douala, Cameroon, and which is now a wholly owned subsidiary of Victoria Oil Gas (London AIM).  Mr. Ford served as the president of Rodeo Development Ltd. from September 2005 to March 2010.  Previously, Mr. Ford served as president of Riata Resources Corp. from May 2001 to November 2006. He has also served as a director of Riata since May 2001.  Mr. Ford’s previous experience includes serving as president of Intercap Resource Management Corp, a publically traded company active in Yemen and Colombia, as Santa Fe Energy’s senior international negotiator, and as president of a number of Santa Fe's international subsidiaries, including Santa Fe Energy (Colombia) Ltd and Petrolera Santa Fe (Ecuador).  At Santa Fe, Mr. Ford was directly involved in South America, Africa, the FSU and Asia including the People’s Republic of China where he was responsible for negotiating the first ever production sharing agreement in onshore China.  Mr. Ford currently holds 31,800,000 shares of the Company’s common stock through Rodeo Resources LP, an entity in which Mr. Ford serves as the managing member of the general partner.

Ernest B. Miller IV has 18 years of experience in energy development, operations, and finance with public and private companies based in the US, Canada, and United Kingdom.  Mr. Miller was a partner in Rodeo Development Ltd. from September 2005 to March 2010.  Prior to his work with Rodeo Development Ltd. in Cameroon, Mr. Miller was director of finance with Calpine Corporation (NYSE) responsible for project financing for the construction of new combined cycle power plants as well as the acquisition of natural gas reserves.  After leaving Calpine, Mr. Miller provided consulting services to BPZ Energy (NYSE) in arranging their IFC financing package, and was a principal in Tiger Midstream Development.  Mr. Miller currently holds 31,500,000 shares of the Company’s common stock.

James C. Fluker III is a professional geophysicist and geologist with over 30 years of experience in petroleum exploration.  Since December 2009, Mr. Fluker has served as a consultant of the Company providing services relating to the Company’s oil and gas interests in Peru and Colombia.  Between April 2007 and November 2009, Mr. Fluker was a consultant for SK Energy Co. Ltd.  SK Energy Co. Ltd., a subsidiary of SK Group (Korea’s largest petroleum refiner) is currently active in 34 blocks in 19 countries.  Between January 2006 and May 2007, Mr. Fluker served as a consultant of CCC.  Prior thereto, between January and December 2005, Mr. Fluker was a consultant for Teikoku Oil Co.  Prior to his consulting work, Mr. Fluker was with Exxon specializing in the Gulf Coast region of Texas.  He later served as exploration manager for Tenneco Oil Co. in Ecuador.  Mr. Fluker also served 11 years with Nippon Oil Exploration working in South America.  Prime areas of interest in South America for Teikoku Oil were Colombia, Peru and Venezuela.  Mr. Fluker speaks, reads and writes Spanish fluently.  Mr. Fluker currently holds 4,000,000 shares of the Company’s common stock.

On December 14, 2010, the Company entered into employment agreements with each of Messrs. Ford, Miller, and Fluker.  Each of these employment agreements have an initial term of one year, and may be terminated at any time by the Company upon 30 days prior written notice.  Under these agreements, Messrs. Ford and Miller will be paid an annual salary of $210,000, and Mr. Fluker will be paid an annual salary of $180,000.  Each of Messrs. Ford, Miller, and Fluker may earn bonuses at the sole discretion of the board of directors and will be eligible to participate in the Company’s benefit plans.  Messrs. Ford and Miller were also each paid a one-time signing bonus of $17,500 upon the execution of their respective employment agreements.  The foregoing summary of each of the employment agreements is qualified in its entirety by reference to such agreements, copies of which are filed as Exhibits 10.1, 10.2, and 10.3 to this Report and is incorporated herein by reference.

There are no arrangements or understandings between Messrs. Ford, Miller, or Fluker and any other person pursuant to which they were appointed as executive officer’s of the Company.

Prior to becoming an executive officer of the Company, Mr. Fluker provided consulting services to the Company through Chilcas International, Inc., an entity in which Mr. Fluker is the sole shareholder.  As of the date of this Report, we have paid Mr. Fluker approximately $159,000 and 3,000,000 shares of common stock for consulting services rendered, and currently owe Mr. Fluker an additional $67,614 for consulting services rendered.  Beginning as of December 14, 2010, Mr. Fluker will be compensated under his employment agreement.  Except as described above, there have been no transactions since the beginning of the Company’s last fiscal year, nor are any currently proposed, regarding Messrs. Ford, Miller, or Fluker that are required to be disclosed by Item 404(a) of Regulation S-K.

ITEM 9.01  Financial Statements and Exhibits

(c)           Exhibits

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

10.1	Employment Agreement, dated as of December 14, 2010, by and between Gulf United Energy, Inc. and Jim Ford
10.2	Employment Agreement, dated as of December 14, 2010, by and between Gulf United Energy, Inc. and Ernest B. Miller IV
10.3	Employment Agreement, dated as of December 14, 2010, by and between Gulf United Energy, Inc. and James C. Fluker III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 20, 2010

GULF UNITED ENERGY, INC.

By:	/S/ JOHN B. CONNALLY III
John B. Connally III, Chief Executive Officer